PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

FUKOKU SEIMEI BUILDING, 2-2 UCHISAIWAICHO 2-CHOME

CHIYODA-KU, TOKYO 100-0011, JAPAN

March 22, 2012

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549, U.S.A.

Attention:	Ms. Suzanne Hayes Assistant Director

Mitsubishi UFJ Financial Group, Inc.

Form 20-F for Fiscal Year Ended March 31, 2011, Filed July 28, 2011

Form 6-K, Filed January 23, 2012

File No. 000-54189

Dear Ms. Hayes:

We are submitting this letter on behalf of our client, Mitsubishi UFJ Financial Group, Inc. (the “Registrant”), to confirm the Registrant’s receipt of your letter, dated March 15, 2012. The Registrant is currently reviewing the Staff’s comments and plans to submit responses to the comments on or around April 16, 2012.

Please contact the undersigned at +81-3-3597-6306 (fax number +81-3-4496-6202) if you have any questions or concerns.

Sincerely,

/s/ Tong Yu

Tong Yu

cc:	Ms. Yolanda Trotter

Ms. Stephanie Hunsaker

Ms. Celia Soehner

Mr. Sebastian Gomez Abero

    U.S. Securities and Exchange Commission

Mitsubishi UFJ Financial Group, Inc.